UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

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THE REAL BROKERAGE INC.

(Exact name of registrant as specified in its charter)

British Columbia (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

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133 Richmond Street West, Suite 302

Toronto, Ontario M5H 2L3 Canada
(Address of Principal Executive Offices)
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The Real Brokerage Inc. Amended and Restated Omnibus Incentive Plan

The Real Brokerage Inc. Omnibus Incentive Plan
(Full title of the plan)
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Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone 1-800-221-0102

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Daniel D. Nauth
Nauth LPC
217 Queen Street W., Suite 401
Toronto, Ontario Canada M5V 0R2

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

The Real Brokerage Inc. (the "Registrant" or "us") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the United States Securities Act of 1933, as amended, to register:

1. its common Shares, no par value, underlying outstanding options, previously issued under the Omnibus Incentive Plan (the “Omnibus Incentive Plan”),

2. its common Shares, no par value, underlying outstanding restricted share units, previously issued under the Omnibus Incentive Plan,

3. its Common Shares, no par value, issuable upon the exercise of options under the Amended and Restated Omnibus Incentive Plan the “Amended and Restated Omnibus Incentive Plan” and together with the Omnibus Incentive Plan, the “Plans”),

4. its common Shares, no par value, issuable upon the vesting of restricted share units under the Amended and Restated Omnibus Incentive Plan,

5. its common Shares, no par value, underlying outstanding options, previously issued under the Amended and Restated Omnibus Incentive Plan, and

6. its Common Shares, no par value, underlying outstanding restricted share units, previously issued under the Amended and Restated Omnibus Incentive Plan.

The Registrant's stockholders approved the Omnibus Incentive Plan on June 13, 2022. The Amended and Restated Omnibus Incentive Plan remains subject to the Registrant's stockholder approval at a meeting of the Registrant's stockholders expected to be held in June 2023. This Registration Statement is being filed in order to register the Registrant's common shares that may be offered or sold to participants under the Plans, either directly or upon exercise of options or the vesting of restricted share units issued under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Omnibus Incentive Plan and the Amended and Restated Omnibus Incentive Plan as required by Rule 428(b) of the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents that have been filed by us with the SEC are incorporated in this registration statement by reference:

(a) Our latest annual report on Form 40-F for the fiscal year ended December 31, 2021, filed with the SEC on March 18, 2022, as amended (File No. 001-40442).

(b) All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2021.

(c) The Registrant's reports on Form 6-K, filed with the Commission on March 18, 2022, May 9, 2022, August 11, 2022, and November 10, 2022.

(d) The Registrant's report on Form 6-K/A, filed with the Commission on November 14, 2022.

(e) The description of the common shares contained in our Registration Statement on Form 40-F, as filed with the SEC on May 25, 2021, as amended, including any amendment or report filed for the purpose of amending such description.

All reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 6-K or Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

 Not applicable.

Item 5. Interests of Named Experts and Counsel.

 Not applicable.

Item 6. Indemnification of Directors and Officers.

 The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the "Act").

 Under Section 160 of the Act, a company may, subject to Section 163 of the Act:

(a) indemnify an individual who:

(i) is or was a director or officer of the company;

(ii) is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the company; or (B) at the company's request; or

(iii) at the company's request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

including, subject to certain specified exceptions, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b) after final disposition of an eligible proceeding (defined below), pay the expenses (defined below) actually and reasonably incurred by an eligible party in respect of that proceeding, where, under Part 5, Division 5 of the Act:

(i) "eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(ii) "eligible proceeding" means a proceeding (defined below) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(iii) "expenses" includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(iv) "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

 Under Section 161 of the Act, and subject to Section 163 of the Act, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (a) has not been reimbursed for those expenses; and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. Under Section 162 of the Act, and subject to Section 163 of the Act, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that a company must not make such payments unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

 Under Section 163 of the Act, a company must not indemnify an eligible party or pay the expenses of an eligible party in respect of the foregoing, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

 Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must neither indemnify the eligible party nor pay the expenses of the eligible party in respect of the proceeding.

 Whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, Section 164 of the Act provides that, on application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

(e) make any other order the court considers appropriate.

 Section 165 of the Act provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

 Under its Articles, and subject to the Act, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the above terms.

 Under the Registrant's Articles, subject to any restrictions in the Act, the Registrant may indemnify any person. The Registrant has entered into indemnity agreements with certain of its directors and officers.

 Pursuant to the Registrant's Articles, the failure of a director, alternate director or officer of the Registrant to comply with the Act or the Registrant's Articles, or, if applicable, any former Companies Act or former Articles of the Registrant, does not invalidate any indemnity to which he or she is entitled under the Registrant's Articles.

 Under the Registrant's Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

  is or was a director, alternate director, officer, employee or agent of the Registrant;

  is or was a director, alternate director, officer, employee or agent of a corporation at a time when such corporation is or was an affiliate of the Registrant;

  at the Registrant's request, is or was, a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

  at the Registrant's request, holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

 The Registrant maintains directors' and officers' liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

Exhibit	Description of Exhibit	Incorporated by Reference Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Articles of The Real Brokerage Inc. dated February 27, 2018	Form 40FR12B	001-40442	99.13	May 25, 2021

4.2	The Real Brokerage Inc. Amended and Restated Omnibus Incentive Plan					x

4.3	The Real Brokerage Inc. Omnibus Incentive Plan					x

5.1	Opinion of Gowlings (WLG) Canada					x

23.1	Consent of Gowlings (WLG) Canada (included in Exhibit 5.1)					x

23.2	Consent of Brightman Almagor Zohar & Co.					x

24.1	Power of Attorney (See Signature Page)					x

107	Filing Fee Table					x

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, on this 24th day of February, 2023.

THE REAL BROKERAGE INC.

By:	/s/ Michelle Ressler
Michelle Ressler
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tamir Poleg and Michelle Ressler as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on February 24, 2023.

Signature	Title	Date

/s/ Tamir Poleg	Chairman and Chief Executive Officer	February 24, 2023
Tamir Poleg	(Principal Executive Officer)

/s/ Michelle Ressler	Chief Financial Officer	February 24, 2023
Michelle Ressler	(Principal Financial Officer)

/s/ Sharran Srivatsaa	President	February 24, 2023
Sharran Srivatsaa

/s/ Andrea Madden	Chief Marketing Officer	February 24, 2023
Andrea Madden

/s/ Andrew Kazeniac	Chief Operating Officer	February 24, 2023
Andrew Kazeniac

/s/ Atul Malhotra, Jr.	Director	February 24, 2023
Atul Malhotra, Jr.

/s/ Guy Gamzu	Director	February 24, 2023
Guy Gamzu

/s/ Larry Klane	Director	February 24, 2023
Larry Klane

/s/ Laurence Rose	Director	February 24, 2023
Laurence Rose

/s/ Vikki Bartholomae	Director	February 24, 2023
Vikki Bartholomae

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of The Real Brokerage Inc. in the United States, on February 24, 2023.

The Real Brokerage Inc.

By:	/s/ Michelle Ressler
Michelle Ressler
Chief Financial Officer